Exhibit 10.5

November 11, 2019

[NAME]

[ADDRESS]

[ADDRESS]

Re:	Irrevocable Consent and Waiver of Restriction on Dilutive Issuances

Dear [NAME]:

This irrevocable consent and waiver letter (this “Consent and Waiver”) relates to certain restrictions contained in that certain Securities Purchase Agreement (the “Agreement”), dated as of October 30, 2018, by and between Ritter Pharmaceuticals, Inc. (the “Company”) and the purchasers identified therein, including the undersigned. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

Section 4.12(b) of the Agreement prohibits the Company from (A) effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, and (B) selling or granting any option to purchase, or selling or granting any right to reprice, or otherwise disposing of or issuing (or announcing any offer, sale grant or any option to purchase or other disposition of) any Common Stock or Common Stock Equivalents, at an effective price per share less than $1.64 (subject to adjustment as provided in the Agreement) ((A) and (B) collectively referred to as the “Dilutive Issuance Restriction”), without the consent of the Required Holders.

The Company desires to engage in one or more financings during the remainder of the Restricted Period in order to, among other things, regain its compliance with Nasdaq’s stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Rule 5550(b)(1).

Upon the terms and conditions described herein, the undersigned hereby consents to waive the Dilutive Issuance Restriction set forth in Section 4.12(b) of the Agreement in its entirety for the remainder of the Restricted Period (such that Section 4.12(b) of the Agreement shall be of no further force and effect) in exchange for the Company’s agreement to reduce the Conversion Price of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) from $1.30 to $0.20 (the “Series B Conversion Price Adjustment”) and to reduce the Conversion Price of the Series C Convertible Preferred Stock (the “Series C Preferred Stock”) from $1.64 to $0.20 (the “Series C Conversion Price Adjustment”), in each case subject to the approval of the Company’s stockholders to issue the additional shares of Common Stock that will be issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock as a result of the Series B Conversion Price Adjustment and the Series C Conversion Price Adjustment as required by applicable Nasdaq rules (the “Required Stockholder Approval”).

Provided the Stockholder Approval has been obtained prior to or contemporaneously with (i) the approval of the Company’s stockholders of a Fundamental Transaction, if required, and (ii) prior to the consummation of a Fundamental Transaction, the undersigned agrees that if at any time while the Series B Preferred Stock and/or Series C Preferred Stock is outstanding, the Company consummates a Fundamental Transaction, then, immediately prior to but subject to the occurrence of the Fundamental Transaction, and subject to the “Beneficial Ownership Limitation” set forth in each of the Series B Certificate of Designation and Series C Certificate of Designation, each outstanding share of Preferred B Preferred Stock and Series C Preferred Stock shall automatically convert into shares of Common Stock (the “Automatic Conversion Requirement”), without any action of or by the holders of the Series B Preferred Stock and Series C Preferred Stock, at the conversion price then in effect, and the holders of Series B Preferred Stock and Series C Preferred Stock shall receive, for each share of Common Stock received upon conversion (the “Conversion Shares”), such consideration, at the same time and subject to the same terms and conditions, as the other holders of Common Stock pursuant to the terms of the Fundamental Transaction. In the event the Automatic Conversion Requirement is unable to be effected due to the Beneficial Ownership Limitation, then the Automatic Conversion Requirement will be held in abeyance, in whole or in part, until such time or times as it may be accomplished, subject to the Beneficial Ownership Limitation.

Section 5.5 of the Agreement provides that any provision of the Agreement may be waived, modified, supplemented or amended by a written instrument signed by the Company and the holders of at least 60% of the then outstanding shares of Series B Preferred Stock (the “Required Holders”). Section 4 of the Series B Certificate of Designation provides that the Series B Certificate of Designation may be altered or amended with the affirmative vote of the Required Holders. Section 4 of the Series C Certificate of Designation provides that the Series C Certificate of Designation may be altered or amended with the affirmative vote of 60% of the then outstanding shares of Series C Preferred Stock.

Subject to the Company’s receipt of approval from the Required Holders to waive the Dilutive Issuance Restriction and amend the Series B Certificate of Designation and Series C Certificate of Designation, the Company agrees to:

(1) seek the Required Stockholder Approval by no later than the earlier of (i) the date of the Company’s next annual or special meeting of stockholders, or (ii) February 14, 2020;

(2) subject to the receipt of the Required Stockholder Approval, prepare and file a Certificate of Amendment to the Series B Certificate of Designation (the “Series B Certificate of Amendment”) reflecting the Series B Conversion Price Adjustment and the Automatic Conversion Requirement within ten (10) days of the date of receiving the Required Stockholder Approval;

(3) subject to the receipt of the Required Stockholder Approval, prepare and file a Certificate of Amendment to the Series C Certificate of Designation (the “Series C Certificate of Amendment”) reflecting the Series C Conversion Price Adjustment and the Automatic Conversion Requirement within ten (10) days of the date of receiving the Required Stockholder Approval; and

(4) subject to the receipt of the Required Stockholder Approval, file a post-effective amendment (the “Post-Effective Amendment”) to the Company’s registration statement on Form S-3 (File No. 333-228501) within fifteen (15) days of the date of receiving the Required Stockholder Approval in order to register for resale by the holders of the Series B Preferred Stock and Series C Preferred Stock, the additional number of shares of Common Stock that will be issuable to them upon conversion of the shares of Series B Preferred Stock following the Series B Conversion Price Adjustment and the shares of Series C Preferred Stock following the Series C Conversion Price Adjustment.

Not less than two (2) business days prior to the filing of each of the Series B Certificate of Amendment, the Series C Certificate of Amendment and the Post-Effective Amendment, the Company shall furnish to the holders of the Series B Preferred Stock and Series C Preferred Stock (collectively, the “Holders”), including the undersigned, copies of the documents to be filed, which documents will be subject to the review of the Holders. The Company shall not file the Series B Certificate of Amendment, the Series C Certificate of Amendment and/or the Post-Effective Amendment without the consent of the required Holders (which consent shall not be unreasonably withheld).

For purposes of this Consent and Waiver, the undersigned hereby represents and warrants to the Company that the undersigned is the record and beneficial owner of ________ shares of Series B Preferred Stock and that the undersigned has the power and authority to enter into this Consent and Waiver.

This Consent and Waiver is not intended to waive or modify the undersigned’s rights, including the right at all times to convert the Series B Preferred Stock and/or Series C Preferred Stock at the Conversion Price applicable at the time of such conversion, nor obligations under the Agreement, the Series B Certificate of Designation or the Series C Certificate of Designation other than as stated herein. Except as expressly stated herein, all terms and conditions of the Agreement, the Series B Certificate of Designation and the Series C Certificate of Designation shall be as set forth therein.

This Consent and Waiver shall be subject to the same Miscellaneous provisions of Section 8 of each of the Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock and the Certificate of Designations of Preferences, Rights and Limitations of Series C Convertible Preferred Stock.

This Consent and Waiver may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Consent and Waiver delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

[Signature Page Follows]

Very Truly Yours,

RITTER PHARMACEUTICALS, INC.

By:
Name:	Andrew Ritter
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

[NAME]